Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Jennifer Kron, Media, (612) 696-3400

Target Corporation Reports Second Quarter Earnings

•The Company's second quarter operating income margin rate of 4.8 percent was more than 3 percentage points higher than last year, driven by a higher gross margin rate.
•Second quarter GAAP and Adjusted EPS1 of $1.80 was more than 4 times higher than a year ago and above the high end of the Company's guidance range, reflecting a meaningful profit recovery from last year’s inventory actions.
•Second quarter comparable sales declined 5.4 percent.
◦Continued growth in frequency businesses (Essentials & Beauty and Food & Beverage) partially offset declines in discretionary categories.
◦Same-day services grew nearly 4 percent, led by nearly 7 percent growth in Drive-Up.
•Inventory at the end of Q2 was 17 percent lower than last year, reflecting a 25 percent reduction in discretionary categories, partially offset by inventory investments to support frequency categories, and strategic investments to support long-term market-share opportunities.
•Given recent sales trends, the Company lowered its full year sales and profit expectations. The Company now expects comparable sales in a wide range around a mid-single digit decline for the remainder of the year, and now expects full-year GAAP and Adjusted EPS of $7.00 to $8.00.

For additional media materials, please visit:
https://corporate.target.com/article/2023/08/q2-2023-earnings

MINNEAPOLIS (August 16, 2023) – Target Corporation (NYSE: TGT) today announced its second quarter 2023 financial results, which reflected stronger-than-expected profit performance on softer-than-expected sales.
The Company reported second quarter GAAP and Adjusted earnings per share1 (EPS) of $1.80, up 357.6 percent from $0.39 in 2022. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Second Quarter Earnings — Page 2 of 12
Brian Cornell, chair and chief executive of Target Corporation, said “Our second quarter financial results clearly demonstrate the agility of our team and the resilience of our business model, as we saw better-than-expected profitability in the face of softer-than-expected sales. With the benefit of a much-leaner inventory position than a year ago, the team was able to quickly respond to rapidly-changing topline trends throughout the second quarter, while continuing to focus on the guest experience.”

“As we move into the Fall, the team is gearing up for the biggest seasons of the year, with a focus on continuing to serve our guests with newness throughout our assortment. At the same time, we continue to take a cautious approach to planning our business, and have therefore adjusted our financial guidance in anticipation of continued near-term challenges on the topline. This approach, along with the long-term investments we’re making in our business and strategy, position us to deliver sustainable, profitable growth in the years ahead.”

Guidance
Given recent sales trends, Target now expects comparable sales in a wide range around a mid-single digit decline for the remainder of the year. The Company now expects full-year GAAP and Adjusted EPS of $7.00 to $8.00, compared with the prior range of $7.75 to $8.75.

For the third quarter, the Company expects comparable sales in a wide range around a mid-single digit decline, and GAAP and Adjusted EPS of $1.20 to $1.60.

Operating Results
Comparable sales declined 5.4 percent in the second quarter, reflecting comparable store sales declines of 4.3 percent and comparable digital sales declines of 10.5 percent. Total revenue of $24.8 billion was 4.9 percent lower than last year, reflecting a total sales decline of 4.9 percent partially offset by a 1.3 percent increase in other revenue. Second quarter operating income of $1.2 billion was 273.0 percent higher than last year, driven by a higher gross margin rate.
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Target Corporation Reports Second Quarter Earnings — Page 3 of 12

Second quarter operating income margin rate was 4.8 percent in 2023, compared with 1.2 percent in 2022. Second quarter gross margin rate was 27.0 percent, compared with 21.5 percent in 2022, reflecting lower markdowns and other inventory-related costs, lower freight costs, retail price increases, and lower supply chain and digital fulfillment costs. These benefits were partially offset by higher inventory shrink. Second quarter SG&A expense rate was 20.9 percent in 2023, compared with 19.2 percent in 2022, reflecting the de-leveraging impact of lower sales combined with higher costs, including continued investments in pay and benefits and inflationary pressures throughout our business, partially offset by disciplined cost management.

Interest Expense and Taxes
The Company’s second quarter 2023 net interest expense was $141 million, compared with $112 million last year, reflecting higher average long-term debt balances combined with the impact of higher floating interest rates.
Second quarter 2023 effective income tax rate was 22.2 percent, compared with the prior year rate of 15.8 percent. The rate increase was driven by higher earnings, which diluted the benefit of fixed and discrete tax items.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $499 million in the second quarter, compared with $417 million last year, primarily driven by a 20.0 percent increase in the dividend per share.
The Company did not repurchase any stock in the second quarter. As of the end of the quarter, the Company had approximately $9.7 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
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Target Corporation Reports Second Quarter Earnings — Page 4 of 12
For the trailing twelve months through second quarter 2023, after-tax return on invested capital (ROIC) was 13.7 percent, compared with 18.4 percent for the trailing twelve months through second quarter 2022. The decrease in ROIC was driven primarily by lower profitability coupled with an increase in invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on "Q2 2023 Target Corporation Earnings Conference Call" under "Events & Presentations"). A replay of the webcast will be provided when available. The replay number is 1-866-360-8712.

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2023 third quarter and full-year guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 28, 2023. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.

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Target Corporation Reports Second Quarter Earnings — Page 5 of 12

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	July 29, 2023	July 30, 2022	Change	July 29, 2023	July 30, 2022	Change
Sales	$24,384	$25,653	(4.9)%	$49,332	$50,483	(2.3)%
Other revenue	389	384	1.3	763	724	5.5
Total revenue	24,773	26,037	(4.9)	50,095	51,207	(2.2)
Cost of sales	17,798	20,142	(11.6)	36,184	38,603	(6.3)
Selling, general and administrative expenses	5,184	5,002	3.6	10,209	9,764	4.6
Depreciation and amortization (exclusive of depreciation included in cost of sales)	594	572	3.9	1,177	1,173	0.4
Operating income	1,197	321	273.0	2,525	1,667	51.5
Net interest expense	141	112	26.3	288	224	28.7
Net other income	(16)	(8)	102.0	(39)	(23)	73.6
Earnings before income taxes	1,072	217	393.6	2,276	1,466	55.3
Provision for income taxes	237	34	591.2	491	274	79.4
Net earnings	$835	$183	356.5%	$1,785	$1,192	49.8%
Basic earnings per share	$1.81	$0.40	356.4%	$3.87	$2.57	50.6%
Diluted earnings per share	$1.80	$0.39	357.6%	$3.86	$2.55	51.1%
Weighted average common shares outstanding
Basic	461.6	461.5	0.0%	461.3	463.8	(0.5)%
Diluted	462.5	463.6	(0.2)%	462.7	466.8	(0.9)%
Antidilutive shares	2.9	1.3		2.4	1.0
Dividends declared per share	$1.10	$1.08	1.9%	$2.18	$1.98	10.1%

Target Corporation Reports Second Quarter Earnings — Page 6 of 12

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	July 29, 2023	January 28, 2023	July 30, 2022
Assets
Cash and cash equivalents	$1,617	$2,229	$1,117
Inventory	12,684	13,499	15,320
Other current assets	1,797	2,118	2,016
Total current assets	16,098	17,846	18,453
Property and equipment
Land	6,504	6,231	6,161
Buildings and improvements	35,889	34,746	33,694
Fixtures and equipment	7,936	7,439	6,744
Computer hardware and software	3,178	3,039	2,684
Construction-in-progress	2,641	2,688	2,245
Accumulated depreciation	(23,201)	(22,631)	(21,708)
Property and equipment, net	32,947	31,512	29,820
Operating lease assets	2,840	2,657	2,542
Other noncurrent assets	1,321	1,320	1,655
Total assets	$53,206	$53,335	$52,470
Liabilities and shareholders’ investment
Accounts payable	$12,278	$13,487	$14,891
Accrued and other current liabilities	5,948	5,883	5,905
Current portion of long-term debt and other borrowings	1,106	130	1,649
Total current liabilities	19,332	19,500	22,445
Long-term debt and other borrowings	14,926	16,009	13,453
Noncurrent operating lease liabilities	2,798	2,638	2,543
Deferred income taxes	2,334	2,196	1,862
Other noncurrent liabilities	1,826	1,760	1,575
Total noncurrent liabilities	21,884	22,603	19,433
Shareholders’ investment
Common stock	38	38	38
Additional paid-in capital	6,610	6,608	6,502
Retained earnings	5,767	5,005	4,421
Accumulated other comprehensive loss	(425)	(419)	(369)
Total shareholders’ investment	11,990	11,232	10,592
Total liabilities and shareholders’ investment	$53,206	$53,335	$52,470
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 461,600,640, 460,346,947, and 460,236,393 shares issued and outstanding as of July 29, 2023, January 28, 2023, and July 30, 2022, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Second Quarter Earnings — Page 7 of 12

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	July 29, 2023	July 30, 2022
Operating activities
Net earnings	$1,785	$1,192
Adjustments to reconcile net earnings to cash (required for) provided by operating activities:
Depreciation and amortization	1,350	1,329
Share-based compensation expense	107	122
Deferred income taxes	141	227
Noncash losses / (gains) and other, net	11	108
Changes in operating accounts:
Inventory	815	(1,418)
Other assets	62	(179)
Accounts payable	(1,137)	(784)
Accrued and other liabilities	264	(644)
Cash provided by (required for) operating activities	3,398	(47)
Investing activities
Expenditures for property and equipment	(2,825)	(2,523)
Proceeds from disposal of property and equipment	6	4
Other investments	(2)	1
Cash required for investing activities	(2,821)	(2,518)
Financing activities
Change in commercial paper, net	—	1,545
Reductions of long-term debt	(72)	(113)
Dividends paid	(996)	(842)
Repurchase of stock	—	(2,646)
Shares withheld for taxes on share-based compensation	(121)	(175)
Stock option exercises	—	2
Cash required for financing activities	(1,189)	(2,229)
Net decrease in cash and cash equivalents	(612)	(4,794)
Cash and cash equivalents at beginning of period	2,229	5,911
Cash and cash equivalents at end of period	$1,617	$1,117

Target Corporation Reports Second Quarter Earnings — Page 8 of 12

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Six Months Ended
(unaudited)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Gross margin rate	27.0%	21.5%	26.7%	23.5%
SG&A expense rate	20.9	19.2	20.4	19.1
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.4	2.2	2.3	2.3
Operating income margin rate	4.8	1.2	5.0	3.3
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $169 million and $343 million of profit-sharing income under our credit card program agreement for the three and six months ended July 29, 2023, respectively, and $181 million and $366 million for the three and six months ended July 30, 2022, respectively.

Comparable Sales	Three Months Ended		Six Months Ended
(unaudited)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Comparable sales change	(5.4)%	2.6%	(2.8)%	3.0%
Drivers of change in comparable sales
Number of transactions (traffic)	(4.8)	2.7	(2.0)	3.3
Average transaction amount	(0.7)	0.0	(0.8)	(0.3)

Comparable Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Stores originated comparable sales change	(4.3)%	1.3%	(1.8)%	2.3%
Digitally originated comparable sales change	(10.5)	9.0	(7.0)	6.1

Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Stores originated	83.1%	82.1%	82.8%	81.9%
Digitally originated	16.9	17.9	17.2	18.1
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Six Months Ended
(unaudited)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Stores	97.6%	96.6%	97.4%	96.6%
Other	2.4	3.4	2.6	3.4
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended		Six Months Ended
(unaudited)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Total RedCard Penetration	18.6%	20.1%	18.8%	20.2%

Target Corporation Reports Second Quarter Earnings — Page 9 of 12

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	July 29, 2023	January 28, 2023	July 30, 2022	July 29, 2023	January 28, 2023	July 30, 2022
170,000 or more sq. ft.	274	274	273	48,995	48,985	48,798
50,000 to 169,999 sq. ft.	1,534	1,527	1,521	191,947	191,241	190,734
49,999 or less sq. ft.	147	147	143	4,404	4,358	4,256
Total	1,955	1,948	1,937	245,346	244,584	243,788
(a)In thousands; reflects total square feet less office, supply chain facilities, and vacant space.

Target Corporation Reports Second Quarter Earnings — Page 10 of 12

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	July 29, 2023			July 30, 2022
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP and adjusted diluted earnings per share			$1.80			$0.39	357.6%

Reconciliation of Non-GAAP Adjusted EPS	Six Months Ended
	July 29, 2023			July 30, 2022
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$3.86			$2.55	51.1%
Adjustments
Other (a)	$—	$—	$—	$20	$15	$0.03
Adjusted diluted earnings per share			$3.86			$2.59	49.2%
Note: Amounts may not foot due to rounding.
(a)Other items unrelated to current period operations, none of which were individually significant.

Reconciliation of Non-GAAP Adjusted EPS Guidance	Guidance
	Q3 2023	Full Year 2023
(unaudited)	Per Share	Per Share
GAAP diluted earnings per share guidance	$1.20 - $1.60	$7.00 - $8.00
Estimated adjustments
Other (a)	$—	$—
Adjusted diluted earnings per share guidance	$1.20 - $1.60	$7.00 - $8.00
(a)Third quarter and full-year 2023 GAAP EPS may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed. The Company is not currently aware of any such discrete items.

Target Corporation Reports Second Quarter Earnings — Page 11 of 12

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Six Months Ended
(dollars in millions) (unaudited)	July 29, 2023	July 30, 2022	Change	July 29, 2023	July 30, 2022	Change
Net earnings	$835	$183	356.5%	$1,785	$1,192	49.8%
+ Provision for income taxes	237	34	591.2	491	274	79.4
+ Net interest expense	141	112	26.3	288	224	28.7
EBIT	$1,213	$329	268.8%	$2,564	$1,690	51.8%
+ Total depreciation and amortization (a)	683	650	5.0	1,350	1,329	1.5
EBITDA	$1,896	$979	93.6%	$3,914	$3,019	29.6%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Second Quarter Earnings — Page 12 of 12

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	July 29, 2023	July 30, 2022
Operating income	$4,706	$5,773
+ Net other income	65	54
EBIT	4,771	5,827
+ Operating lease interest (a)	102	88
- Income taxes (b)	986	1,282
Net operating profit after taxes	$3,887	$4,633

Denominator	July 29, 2023	July 30, 2022	July 31, 2021
Current portion of long-term debt and other borrowings	$1,106	$1,649	$1,190
+ Noncurrent portion of long-term debt	14,926	13,453	11,589
+ Shareholders' investment	11,990	10,592	14,860
+ Operating lease liabilities (c)	3,104	2,823	2,695
- Cash and cash equivalents	1,617	1,117	7,368
Invested capital	$29,509	$27,400	$22,966
Average invested capital (d)	$28,454	$25,183

After-tax return on invested capital	13.7%	18.4%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 20.2 percent and 21.7 percent for the trailing twelve months ended July 29, 2023, and July 30, 2022, respectively. For the twelve months ended July 29, 2023, and July 30, 2022, includes tax effect of $1.0 billion and $1.3 billion, respectively, related to EBIT, and $20 million and $19 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.